Exhibit 99.1

DELCATH EXPANDS SENIOR MANAGEMENT TEAM

Graham G. Miao Appointed Chief Financial Officer; David McDonald Appointed

Executive Vice President, Business Development

NEW YORK, NY – September 26, 2011 — Delcath Systems, Inc. (NASDAQ: DCTH) today announced the appointment of Graham G. Miao, M.S, MBA, Ph.D., 47, to the position of Executive Vice President, Chief Financial Officer (CFO). Concurrent with this appointment, David McDonald, 51, Delcath’s CFO since 2009, will assume the newly created role of Executive Vice President, Business Development. Mr. Miao will report directly to Eamonn P. Hobbs, President & CEO, and Mr. McDonald will continue to report to Mr. Hobbs. Both appointments are effective as of September 26, 2011.

Mr. Miao is a senior financial executive with extensive experience in global business operations, financial planning and analysis, and business development in the United States, Asia and Europe. He joins Delcath from Dun & Bradstreet Corporation, where he served as Chief of Staff of the Global CFO Organization and member of the Financial Leadership team since 2009. Previously, Mr. Miao was Executive Vice President & CFO of Pagoda Pharmaceuticals—a Shanghai-based specialty pharmaceuticals and medical device company focused in urology and allergy.

Prior to joining Pagoda, Mr. Miao was Vice President of Strategic Planning & Financial Analysis at Symrise Inc., a German supplier of flavoring and fragrance products. In this role Mr. Miao served as division-CFO responsible for driving profitable growth of a $700 million business line. Mr. Miao was also Senior Director for Global Primary Care and Global Medical Affairs at Schering-Plough Corporation, serving as the division-CFO for the company’s $3 billion primary care pharmaceuticals franchise. Prior to his time at Schering-Plough, Mr. Miao was at Pharmacia Corporation, serving as Director-Head of Finance for Pharmacia’s $1.3 billion Global Oncology franchise. In this role, he reported operationally to Gabriel Leung, then Head of Global Oncology franchise for Pharmacia and current member of the Delcath Board of Directors. Earlier in his career, Mr. Miao worked as a biotechnology analyst at J.P. Morgan and Company. Mr. Miao earned a Ph.D. in Biological Sciences and an M.B.A. from Columbia University, an M.S. in molecular biology from Arizona State University, and a B.S. in biochemistry from Fudan University in Shanghai, China.

Commenting on the appointments, Mr. Hobbs said, “The timing of Graham Miao’s appointment as CFO is part of the planned expansion of our executive leadership team in advance of the expected commercial launch of our Hepatic CHEMOSAT® Delivery System at the end of this year. Graham’s deep background in global financial operations and management, and track record of building high performance finance organizations, make him ideally suited to help complete the next phase of our transition to a fully commercial enterprise. His knowledge of the global pharmaceutical industry landscape and experience in both established and development stage pharmaceutical/medical device companies will bring additional strategic insights as well. We are pleased to welcome Graham to the Delcath team.”

Mr. Hobbs continued, “We are also pleased to appoint Dave McDonald to the newly created position of Executive Vice President, Business Development. Dave’s considerable investment banking experience and skill set are well suited for this important new role. Dave will now be able to focus exclusively on the strategic development and partnering opportunities vital to the successful launch of CHEMOSAT in the EU and other foreign markets, as well as the long-term expansion of available markets for chemosaturation therapy. Dave’s contributions as CFO during the past two years have been immeasurable, not the least of which was successfully raising almost $100 million in new capital during a volatile and challenging period for the equity markets. We are confident that in his new capacity his skills and leadership will continue to help drive Delcath’s long-term success.”

About Delcath Systems

Delcath Systems, Inc. is a development stage specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath concluded a Phase III metastatic melanoma study, and the Company recently completed a multi-arm Phase II trial to treat other liver cancers. The Company obtained authorization to affix a CE Mark for the Hepatic CHEMOSAT delivery system in April 2011. The Company has not yet received FDA approval for commercial sale of its system in the United States. For more information, please visit the Company’s website at http://www.delcath.com/.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability and the time required to build inventory and establish commercial operations in Europe, adoption, use and resulting sales for the Hepatic CHEMOSAT delivery system in the EEA, if any, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with terminal metastatic disease in the liver, acceptability of the Phase III clinical trial data by the FDA, our ability to address the issues raised in the Refusal to File letter received from the FDA and the timing of our re-submission of our NDA, re-submission and acceptance of the Company’s NDA by the FDA, approval of the Company’s NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales in the United States, if any, approval of the current or future chemosaturation system for other indications, actions by the FDA or other foreign regulatory agencies, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, our ability to obtain reimbursement for the Hepatic CHEMOSAT system in Europe, uncertainties relating to the results from current or future research and development or clinical trials, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:
Investor Contact:	Media Contact:
Doug Sherk/Gregory Gin	Janine McCargo
EVC Group	EVC Group
415-568-4887/646-445-4801	646-688-0425